Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE

Contacts:	Investment Community	News Media

	JAMES J. MURREN	ALAN M. FELDMAN
	President, Chief Financial Officer &	Senior Vice President
	Treasurer	Public Affairs
	(702) 693-8877	(702) 891-7147

MGM MIRAGE TO SELL LAUGHLIN PROPERTIES TO A GROUP
LED BY ANTHONY MARNELL III
Las Vegas, October 16, 2006 — MGM MIRAGE (NYSE: MGM) announced today that it has entered into an agreement to sell its Colorado Belle and Edgewater hotel-casinos located in Laughlin, Nevada, to a group led by Anthony Marnell III for $200 million. The transaction is subject to customary closing conditions contained in the purchase agreement, including receipt of all necessary regulatory and governmental approvals. Both parties anticipate the transaction to be completed by the second quarter of 2007.
Upon successful completion of the transaction, MGM MIRAGE expects to report a substantial gain. MGM MIRAGE acquired these properties in April 2005 as part of its acquisition of Mandalay Resort Group.
On a combined basis, these two properties feature 2,535 guest rooms, 138,000 square feet of casino space, 2,224 slot machines and 72 gaming tables on a combined 57 acres of land along the Colorado River.
Anthony Marnell III is the Chairman and CEO of M Resorts. Marnell and his management team are partnered with Sher Gaming, LLC, led by Ed Sher, on this transaction. On June 1, 2006, a Marnell-Sher partnership bought the Saddle West Hotel and Casino in Pahrump, Nevada. Further information on the Marnell-led group can be obtained from Greg Wells, President of Austi LLC, at 702-739-2000.
Banc of America Securities acted as financial advisor to the Marnell group in connection with this transaction.
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MGM MIRAGE (NYSE: MGM), one of the world’s leading and most respected hotel and gaming companies, owns and operates 23 properties located in Nevada, Mississippi and Michigan, and has investments in three other properties in Nevada, New Jersey and Illinois. MGM MIRAGE has also announced plans to develop Project CityCenter, a multi-billion dollar mixed-use urban development project in the heart of Las Vegas, and has a 50 percent interest in MGM Grand Macau, a hotel-casino resort currently under construction in Macau S.A.R. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE also has been the recipient of numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the company’s website at www.mgmmirage.com.
Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” Under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.

MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 • WWW.MGMMIRAGE.COM